Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Varonis Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Other (2)	506,205	(3)	$45.395	$22,979,176	$147.60 per $1,000,000	$3,391.73
Total Offering Amounts						$22,979,176	$147.60 per $1,000,000	$3,391.73
Total Fee Offsets(4)								—
Net Fee Due								$3,391.73

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that may become issuable under the terms of the Registrant’s 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq Global Select Market on January 31, 2024.

(3)	Represents additional shares reserved for issuance authorized as of January 1, 2024 under the evergreen provision of the 2015 ESPP.

(4)	The Registrant does not have any fee offsets to claim.

Table 2 – Fee Offset Claims and Sources*

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Fee Offset Claim	Security Type Associated with Fee Offset Claimed	Unsold Securities Associated with Offset Claimed	Fee Paid with Fee Offset Claimed
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

*	Inapplicable.